Exhibit 99.1

CenterPoint Energy, Inc.

Estimated Amortization Schedule for Equity Return Associated with the Recovery of Certain Qualified Costs and Storm Restoration Costs

The following table provides:

(1)	the pre-tax equity return recognized by CenterPoint Energy, Inc. (CenterPoint Energy) during each of the years 2005 through 2011 related to CenterPoint Energy Houston Electric, LLC’s (CEHE) recovery of certain qualified costs or storm restoration costs, as applicable, pursuant to the past issuance of transition bonds by CenterPoint Energy Transition Bond Company II, LLC (Transition BondCo II) and CenterPoint Energy Transition Bond Company III, LLC (Transition BondCo III) or system restoration bonds by CenterPoint Energy Restoration Bond Company, LLC (System Restoration BondCo), as applicable; and

(2)	the estimated pre-tax equity return currently expected to be recognized in each of the years 2012 through 2024 related to CEHE’s recovery of certain qualified costs or storm restoration costs, as applicable, pursuant to the past issuance of transition bonds by Transition BondCo II, Transition BondCo III or CenterPoint Energy Transition Bond Company IV, LLC (Transition BondCo IV) or system restoration bonds by System Restoration BondCo, as applicable.

The amounts reflected for 2012 through 2024 are based on CenterPoint Energy’s estimates as of March 31, 2012. However, the equity returns to be recognized in future periods with respect to each series of transition or system restoration bonds, as applicable, will be periodically subject to adjustment based on tariff adjustments for any overcollections or undercollections of transition charges or system restoration charges, as applicable. The equity return amounts reflected in the following table are reported in the financial statements of CenterPoint Energy and CEHE as revenues from electric transmission and distribution utility.

					Estimated Annual Equity Interest
	Transition BondCo II	Transition BondCo III	Transition BondCo IV	System Restoration BondCo	Amortization Aggregate Total
2005	$(213,804)				$(213,804)
2006	(6,644,004)				(6,644,004)
2007	(7,140,194)				(7,140,194)
2008	(6,673,765)	$(4,743,048)			(11,416,813)
2009	(7,279,677)	(6,074,697)		$(95,841)	(13,450,215)
2010	(9,071,326)	(5,745,580)		(2,657,384)	(17,474,291)
2011	(9,902,590)	(6,994,650)		(2,840,737)	(19,737,978)
2012	(8,351,661)	(6,262,325)	$(20,477,231)	(2,321,345)	(37,412,562)
2013	(10,205,548)	(7,355,788)	(27,871,758)	(2,513,075)	(47,946,171)
2014	(10,990,283)	(7,909,097)	(28,510,810)	(2,588,099)	(49,998,289)
2015	(11,824,831)	(8,457,808)	(29,248,262)	(2,681,571)	(52,212,472)
2016	(12,712,370)	(9,047,044)	(30,062,933)	(2,815,193)	(54,637,540)
2017	(13,653,155)	(9,683,479)	(30,714,220)	(2,964,715)	(57,015,568)
2018	(14,660,459)	(10,389,236)	(31,633,336)	(3,135,663)	(59,818,693)
2019	(8,326,383)	(10,739,303)	(32,686,564)	(3,331,549)	(55,083,799)
2020		(933,908)	(33,754,330)	(3,526,832)	(38,215,071)
2021			(35,003,521)	(3,725,363)	(38,728,884)
2022			(36,370,026)	(2,257,185)	(38,627,210)
2023			(37,795,937)		(37,795,937)
2024			(30,656,182)		(30,656,182)

	$(137,650,048)	$(94,335,964)	$(404,785,110)	$(37,454,553)	$(674,225,675)